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                                                                    EXHIBIT 99.1



     Individual Investors:             Media Inquiries:
     Brenda Lee Johnson                Susan Burke/Mike Cummins
     divine interVentures              Buzz msp for divine
     Direct: 630-799-3858              Direct: 312.899.1018/1034
     brenda.johnson@divine.com         susan.burke@buzzmsp.com/
                                       michael.cummins@buzzmsp.com

          divine interVentures completes previously announced plans
           to streamline board of directors and create new advisory
                                     board

LISLE, Illinois -- February 2, 2001 -- divine interVentures, inc., (Nasdaq:
DVIN), a digital technology holding company comprised of a network of associated companies, completed its previously announced process of streamlining its board of directors and creating a new advisory board. divine announced this process in November, when the company released its third-quarter earnings. With the change, divine now has an 11-member board of directors, supported by an advisory board.

The following individuals continue to serve on divine's board of directors:

     .  Andrew "Flip" Filipowski, chairman and CEO, divine interVentures
     .  Paul Humenansky, president and COO, divine interVentures
     .  Michael Cullinane, chief financial officer, divine interVentures
     .  James Cowie, general partner, Frontenac Company
     .  Tom Meredith, senior vice president, Dell Computer Corporation
     . Michael Forster, senior partner of operations, Internet Capital Group . John Rau, chairman, Chicago Title Corp.
     .  Arthur Hahn, partner, Katten Muchin Zavis
     . Thomas Bennett, senior vice president of business development, Computer Associates
     .  Gregory Jones, president and CEO, uBid, Inc.
     .  John Cooper, senior director, corporate development, Microsoft
        Corporation

Previously, divine's board of directors had 38 members; nearly all of the resigning directors will join divine's advisory board. The advisory board expects to meet approximately twice a year and will continue to serve as an invaluable resource to divine management and its associated company leadership teams.

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"The combination of an advisory board with a smaller board of directors better positions divine to function in its market as a public company. Our advisory board will continue to offer our associated companies access to an exceptional network of industry leaders who can help them accelerate the growth of their businesses," said Filipowski. "Members of both boards will continue to serve as board members of our wholly owned subsidiaries and of our other associated companies."

About divine interVentures, inc.

Chicago-based divine interVentures, inc. (Nasdaq: DVIN) is a digital technology holding comprised of a network of associated companies. divine owns, establishes and acquires significant interests in, operates, and facilitates access to the services of its associated companies. divine associated company services include operational support, strategic guidance, marketing, web design and development, sales, IT hosting, and administration. These services provide associated companies a low cost operating framework option, enabling them to focus on their core competencies and accelerate the time to market of their products and services. divine's common stock is listed on the Nasdaq National Market under the symbol "DVIN."

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